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                                                                   EXHIBIT 23.2

                       CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Post-Effective Amendment No. 1 on Form S-3 to the Registration Statement to Form S-1 and related Prospectus of Vanstar Corporation and Vanstar Financing Trust for the registration of 4,025,000 Trust Convertible Preferred Securities and to the incorporation by reference therein of our reports dated June 10, 1997 (except to Note 15, as to which the date is July 7, 1997), with respect to the consolidated financial statements and schedule of Vanstar Corporation included in its Annual Report (Form 10-K) for the year ended April 30, 1997, filed with the Securities and Exchange Commission.



                                                           Ernst & Young LLP


Atlanta, Georgia
August 25, 1997